                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)


                             (Amendment No. 2)(1/*)


                                  NYMAGIC, INC.
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                    629484106
                                 (CUSIP Number)

                               Preston B. Kavanagh
                             CCP Fund Managers, LLC
                                100 Pearl Street
                               Hartford, CT 06103
                                 (860-761-8211)

                                 with a copy to:

                              Edward A. Reilly, Jr.
                               Goodwin Procter LLP
                               599 Lexington Ave.
                               New York, NY 10022
                                 (212)-813-8855)
  (Name, Address, and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 January 7, 2005
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 3d-1(f), or 13d-1(g), check the following box [].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(1/) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

* See Item 1 herein

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           David W. Young.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [--]
                                                                        (b) [--]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           OO

--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2 (d) or 2 (e)                                           [--]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------
                             7       SOLE VOTING POWER
                                     -0-
                                     -------------------------------------------
     NUMBER OF               8       SHARED VOTING POWER
       SHARES
     BENEFICIALLY                    -0-
       OWNED BY                      -------------------------------------------
         EACH                9       SOLE DISPOSITIVE POWER
     REPORTING
        PERSON                       -0-
         WITH                        -------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0- (See Item 5)

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [--]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           CCP Fund Managers, LLC

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [__]
                                                                        (b) [__]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           OO

--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2 (d) or 2 (e)                                           [--]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
                                    -0-
                                    --------------------------------------------
   NUMBER OF               8        SHARED VOTING POWER
     SHARES
   BENEFICIALLY                     1,000,000
     OWNED BY                       --------------------------------------------
       EACH                9        SOLE DISPOSITIVE POWER
   REPORTING
      PERSON                        -0-
       WITH                         --------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    1,000,000
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,000,000 (See Item 5)

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [--]

--------------------------------------------------------------------------------

13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           11.003%

--------------------------------------------------------------------------------

14         TYPE OF REPORTING PERSON*

           OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Conning Investment Partners VI, LP

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [__]
                                                                        (b) [__]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           OO

--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2 (d) or 2 (e)                                           [--]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
                                    -0-
                                    --------------------------------------------
   NUMBER OF               8        SHARED VOTING POWER
     SHARES
   BENEFICIALLY                     1,000,000
     OWNED BY                       --------------------------------------------
       EACH                9        SOLE DISPOSITIVE POWER
   REPORTING
      PERSON                        -0-
       WITH                         --------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    1,000,000
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,000,000 (See Item 5)

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [--]

--------------------------------------------------------------------------------

13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           11.003%

--------------------------------------------------------------------------------

14         TYPE OF REPORTING PERSON*

           OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Conning Capital Partners VI, L.P.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [__]
                                                                        (b) [__]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           OO

--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2 (d) or 2 (e)                                           [--]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
                                    -0-
                                    --------------------------------------------
   NUMBER OF               8        SHARED VOTING POWER
     SHARES
   BENEFICIALLY                     1,000,000
     OWNED BY                       --------------------------------------------
       EACH                9        SOLE DISPOSITIVE POWER
   REPORTING
      PERSON                        -0-
       WITH                         --------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    1,000,000
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,000,000 (See Item 5)

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [--]

--------------------------------------------------------------------------------

13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           11.003%

--------------------------------------------------------------------------------

14         TYPE OF REPORTING PERSON*

           OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.           SECURITY AND ISSUER:

                  This Schedule 13D (the "Schedule 13D") serves to amend the
Schedule 13D filed by David W. Young, CCP Fund Managers, LLC, a Delaware limited liability company ("CCPFM"), Conning Investment Partners VI, L.L.C., a Delaware limited liability company (now known as Conning Investment Partners VI, LP, a Delaware limited partnership) ("Conning Investment"), and Conning Capital Partners VI, L.P., a Delaware limited partnership ("CCPVI" and, together with Conning Investment, CCPFM and David W. Young, the "Reporting Persons") with the Securities and Exchange Commission on February 11, 2003, as amended on July 11, 2003 (such Schedule 13D, as so amended, the "Amended Schedule 13D"). This statement relates to the common stock, par value $1.00 per share (the "Common Stock"), of NYMAGIC, Inc., a New York corporation ("NYMAGIC" or the "Company"). NYMAGIC has its principal executive offices at 919 Third Avenue, 10th Floor, New York, New York 10022. All capitalized terms used but not defined in this Schedule shall have the respective meanings assigned to such terms in the Amended Schedule 13D.

ITEM 2.           IDENTITY AND BACKGROUND:

                  Item 2 of the Amended Schedule 13D is hereby amended by deleting Paragraph (b) hereof in its entirety and replacing it with the following:

                  (b) The address of the principal business and principal office of each of David W. Young, CCPFM, Conning Investment and CCPVI is 100 Pearl Street, Hartford, Connecticut 06103.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER:

                   Item 5 of the Amended Schedule 13D is hereby amended by deleting Paragraphs (a) and (c) hereof in its entirety and replacing it with the following:

                  (a) As of the date of this filing, David W. Young has an option for 10,000 shares of Common Stock, of which 2,500 shares are currently exercisable. This option vests in four equal installments starting on March 12, 2004 and each of the three subsequent annual anniversaries of such date. CCPFM, by virtue of CCPFM's policy restricting Mr. Young's disposition of his shares, so long as he is associated with CCPFM, may be deemed to indirectly beneficially own the vested shares under such option. As of the date of this filing, CCPFM, by virtue of being the manager member of Conning Investment, may be deemed to indirectly beneficially own the 1,000,000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 500,000 of which are subject to the Company Options and the Shareholder Options), which represent 11.003% of all shares of Common Stock outstanding. As of the date of this filing, Conning Investment, by virtue of being the general partner of CCPVI, may be deemed to indirectly beneficially own the 1,000,000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 500,000 of which are subject to the Company Options and the Shareholder Options), which represent 11.003% of all shares of Common Stock outstanding. As of the date of this filing, CCPVI has direct beneficial ownership of 1,000,000 shares of Common Stock (500,000 of which are owned and 500,000 of which are subject to the Company Options and the Shareholder Options), which represent 11.003% of all shares of Common Stock outstanding. Percentages are based on 8,662,684 shares of Common Stock issued and outstanding as of January 7, 2005 as set forth in the 8-K filed by NYMAGIC, Inc. on January 10, 2005.

                  (c) Neither the Reporting Persons nor, to the best knowledge of each Reporting Person, any of the persons named in Schedule A and B to this
Schedule 13D, has effected a transaction in shares of Common Stock during the past 60 days.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                     /s/ David W. Young
                     ----------------------
                     David W. Young


                     CCP FUND MANAGERS, LLC

                     By: /s/ Preston B. Kavanaugh
                         ----------------------------
                         Name: Preston B. Kavanaugh
                         Title: Partner & CFO

                     CONNING INVESTMENT PARTNERS VI, LP

                     By: CCP Fund Managers, LLC, its Managing Member

                     By: /s/ Preston B. Kavanaugh
                         ----------------------------
                         Name: Preston B. Kavanaugh
                         Title: Partner & CFO

                     CONNING CAPITAL PARTNERS VI, L.P.

                     By: Conning Investment Partners VI, LP, its General Partner

                     By: CCP Fund Managers, LLC, its Managing Member

                     By: /s/ Preston B. Kavanaugh
                         ----------------------------
                         Name: Preston B. Kavanaugh
                         Title: Partner & CFO